Exhibit 99.1

Contact Information:

Alan I. Rothenberg Chairman/Chief Executive Officer

Phone: (310) 270-9501

Jason P. DiNapoli

President/Chief Operating Officer

Phone: (310) 270-9505

1st CENTURY BANCSHARES, INC. REPORTS FINANCIAL RESULTS

FOR THE QUARTER AND SIX MONTHS ENDED JUNE 30, 2013

Los Angeles, CA (August 7, 2013) – 1st Century Bancshares, Inc. (the “Company”) (NASDAQ:FCTY), the holding company for 1st Century Bank, N.A. (the “Bank”), today reported net income for the three and six months ended June 30, 2013 of $4.4 million and $5.8 million, respectively, compared to $751,000 and $1.3 million for the same periods last year. Earnings for the three and six months ended June 30, 2013 included a $3.2 million income tax benefit in connection with the reversal of our deferred tax valuation allowance and a $535,000 gain on the sale of investment securities. Pre-tax, pre-provision earnings for the three and six months ended June 30, 2013 was $1.2 million and $2.2 million, respectively, compared to $770,000 and $1.4 million for the same periods last year.

Pre-tax, pre-provision earnings, a non-GAAP financial measure, is presented because management believes adjusting the Company’s results to exclude taxes and loan loss provisions provides stockholders with a useful metric for evaluating the profitability of the Company. A schedule reconciling our GAAP net income to pre-tax, pre-provision earnings is provided in the table below.

Alan I. Rothenberg, Chairman of the Board and Chief Executive Officer of the Company stated, “I’m pleased to announce our second quarter financial results. This quarter we are reporting the highest book value per share and earnings in the Company’s history. At the end of the second quarter, our book value per share increased to $5.77 per share from $5.12 per share at June 30, 2012, while our net income for the quarter increased to $4.4 million, or $0.49 per diluted share, from $751,000, or $0.09 per diluted share, during the same period last year.”

Jason P. DiNapoli, President and Chief Operating Officer of the Company added, “I’m proud of our quarterly results and I’m optimistic that we will continue to build on these trends for the remainder of the year. Our increased earnings were led by the reversal of our deferred tax valuation allowance, which resulted in an income tax benefit of approximately $3.2 million. Excluding the impact of this item, net income improved by over 50% compared to the same period last year. This increase was primarily related to gains recognized in connection with the opportunistic sale of investment securities. We’ve also continued to enjoy robust quality loan growth, with total loans increasing by over $45 million since the beginning of the year. I believe that, in addition to our quality loan growth and our increasing book value per share, that our credit quality, regulatory capital ratios and earnings will remain a source of strength and a cornerstone for future initiatives.”

2013 2nd Quarter Highlights

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The Bank’s total risk-based capital ratio was 14.77% at June 30, 2013, compared to the requirement of 10.00% to generally be considered a “well capitalized” financial institution for regulatory purposes. The Bank’s equity is comprised solely of common stock and does not include any capital received in connection with TARP, or other forms of capital such as trust preferred securities, convertible preferred stock or other equity or debt instruments.

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For the three and six months ended June 30, 2013, the Company recorded net income of $4.4 million, or $0.49 per diluted share, and $5.8 million, or $0.65 per diluted share, respectively. During the same periods last year, the Company reported net income of $751,000, or $0.09 per diluted share, and $1.3 million, or $0.15 per diluted share, respectively. The increase in net income during the three months ended June 30, 2013 as compared to the same period last year was primarily due the $3.2 million income tax benefit recorded in connection with the reversal of our deferred tax valuation allowance and a $535,000 gain on the sale of investment securities. The increase during the six months ended June 30, 2013 as compared to the same period last year, was primarily due to the reasons discussed above, as well as the reversal of $500,000 of provision for loan losses and the recovery of $294,000 in deferred interest income from the repayment of non-accrual and previously charged off loan balances.

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At June 30, 2013 and 2012, the Company’s book value per share was $5.77 and $5.12, respectively, representing an increase of 12.7% during the twelve month period. The increase in our book value per share during this period is primarily attributable to net income earned during the twelve months ended June 30, 2013 of $7.4 million, partially offset by a net decline in other comprehensive income of $1.3 million.

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During the quarter ended June 30, 2013, the Company reversed its deferred tax valuation allowance, resulting in a $3.2 million net income tax benefit being recognized in net income during the three and six months ended June 30, 2013.

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Net interest margin was 3.15% and 3.22% for the three and six months ended June 30, 2013, respectively, compared to 3.09% and 3.14% for the same periods last year. The increase in net interest margin during the quarter is primarily due to an increase in the average balance of loans relative to total earning assets as compared to the same period last year. The increase in net interest margin during the six months ended June 30, 2013, is primarily attributable to the recovery of $294,000 in deferred interest income from the repayment of non-accrual and previously charged off loan balances. The increases in net interest margin during both the three and six months ended June 30, 2013 were also positively impacted by a decline in the cost of our interest bearing liabilities as compared to the same periods last year, and negatively impacted by a general decline in the loan yields.

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Loans increased to $312.3 million at June 30, 2013, compared to $266.7 million at December 31, 2012. Loan originations were $41.1 million and $107.4 million during the three and six months ended June 30, 2013, respectively, compared to $21.2 million and $46.9 million during the same periods last year.

•	Non-performing loans declined to $1.1 million, or 0.36% of total loans, at June 30, 2013, compared to $1.9 million, or 0.70% of total loans, at December 31, 2012.

•	Non-performing assets as a percentage of total assets declined to 0.25% at June 30, 2013, compared to 0.39% at December 31, 2012.

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Net loan recoveries were $1,000 and $1.1 million during the three and six months ended June 30, 2013, respectively, compared to net loan charge-offs of $422,000 and $418,000 during the same periods last year.

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As of June 30, 2013, the allowance for loan losses (“ALL”) was $6.6 million, or 2.12% of total loans, compared to $6.0 million, or 2.26% of total loans, at December 31, 2012. The ALL to non-performing loans was 594.06% and 324.36% at June 30, 2013 and December 31, 2012, respectively.

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Investment securities declined to $143.7 million at June 30, 2013, representing 29.4% of our total assets, compared to $181.2 million, or 36.3% of our total assets, at December 31, 2012. During the quarter ended June 30, 2013, the Company sold $10.8 million of investment securities, recognizing a gain of $535,000 in connection with these sales.

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Total core deposits, which include non-interest bearing demand deposits, interest bearing demand deposits, and money market deposits and savings, were $357.8 million and $371.4 million at June 30, 2013 and December 31, 2012, respectively. Non-interest bearing deposits represent 47.2% of total deposit at June 30, 2013, compared to 47.0% at December 31, 2012.

•	Cost of funds declined to 19 basis points for both the three and six months ended June 30, 2013, compared to 26 basis points for both the three and six months ended June 30, 2012.

Capital Adequacy

At June 30, 2013, the Company’s stockholders’ equity totaled $53.3 million compared to $49.2 million at December 31, 2012. At June 30, 2013, the Bank’s total risk-based capital ratio, tier 1 risk-based capital ratio, and tier 1 leverage ratio were 14.77%, 13.51%, and 10.13%, respectively, compared to the requirements of 10.00%, 6.00%, and 5.00%, respectively, to generally be considered a “well capitalized” financial institution for regulatory purposes.

Balance Sheet

Total assets at June 30, 2013 were $489.3 million, representing a decrease of approximately $9.8 million, or 2.0%, from $499.2 million at December 31, 2012. Cash and cash equivalents at June 30, 2013 were $29.8 million, representing a decrease of $20.7 million, or 41.0%, from $50.6 million at December 31, 2012. The decline in cash and cash equivalents was primarily related to the increase in loan fundings during the six months ended June 30, 2013. Loans increased by $45.7 million, from $266.7 million at December 31, 2012 to $312.3 million at June 30, 2013. The majority of growth within our loan portfolio related to increases of $16.5 million in our single-family loans, $8.8 million in multi-family loans, $7.5 million in commercial real estate loans and $11.3 million in construction and land development loans. Loan originations were $41.1 million and $107.4 million during the three and six months ended June 30, 2013, compared to $21.2 million and $46.9 million during the same periods last year. Prepayment speeds for the three and six months ended June 30, 2013 were 19.2% and 17.3%, respectively, compared to 16.2% and 23.1% for the same periods last year. Investment securities were $143.7 million at June 30, 2013, compared to $181.2 million at December 31, 2012, representing a decrease of $37.5 million, or 20.7%. The weighted average life of our investment securities was 2.48 years and 2.80 years at June 30, 2013 and December 31, 2012, respectively.

Total liabilities at June 30, 2013 decreased by $14.0 million, or 3.1%, to $436.0 million compared to $450.0 million at December 31, 2012. This decrease is primarily due to a $9.8 million decline in deposits. Total core deposits, which includes non-interest bearing demand deposits, interest bearing demand deposits and money market deposits and savings, were $357.8 million and $371.4 million at June 30, 2013 and December 31, 2012, respectively, representing a decrease of $13.6 million, or 3.7%.

Credit Quality

Allowance and Provision for Loan Losses

The ALL was $6.6 million, or 2.12% of our total loan portfolio, at June 30, 2013, compared to $6.0 million, or 2.26% of our total loan portfolio, at December 31, 2012. At June 30, 2013 and December 31, 2012, our non-performing loans were $1.1 million and $1.9 million, respectively. The decline in non-performing loans during the six months ended June 30, 2013 was primarily related to the full repayment of two loans that had been classified as non-performing at December 31, 2012. The ratio of our ALL to non-performing loans was 594.06% and 324.36% at June 30, 2013 and December 31, 2012, respectively. In addition, our ratio of non-performing loans to total loans was 0.36% and 0.70% at June 30, 2013 and December 31, 2012, respectively.

The ALL is impacted by inherent risk in the loan portfolio, including the level of our non-performing loans, as well as specific reserves and charge-off activities. During the three months ended June 30, 2013, we recorded no provision for loan losses. During the six months ended June 30, 2013, we reversed $500,000 of provision for loan losses. There was no provision for loan losses recorded during the three and six months ended June 30, 2012. The reversal in provision for loan losses during the six months ended June 30, 2013, is primarily due to the loan recoveries discussed above, as well as the continued improvement in the level of our criticized and classified loans. These declines were partially offset by additional provisions required for the $45.7 million increase in our loan portfolio during the six months ended June 30, 2013. Criticized and classified loans generally consist of special mention, substandard and doubtful loans. Special mention, substandard and doubtful loans were $737,000, $2.4 million and none, respectively, at June 30, 2013, compared to $1.9 million, $9.0 million and none, respectively, at June 30, 2012. We had net recoveries of $1,000 and $1.1 million during the three and six months ended June 30, 2013, respectively, compared to net charge-offs of $422,000 and $418,000 during the same periods last year. Management believes that the ALL as of June 30, 2013 and December 31, 2012 was adequate to absorb known and inherent risks in the loan portfolio.

Non-Performing Assets

Non-performing assets totaled $1.2 million and $1.9 million at June 30, 2013 and December 31, 2012, respectively. Non-accrual loans totaled $1.1 million and $1.9 million at June 30, 2013 and December 31, 2012, respectively. At June 30, 2013, non-accrual loans consisted of two commercial loans totaling $769,000 and one consumer loan totaling $345,000. At December 31, 2012, non-accrual loans consisted of three commercial loans totaling $1.5 million and one consumer loan totaling $345,000. At June 30, 2013 and December 31, 2012, other real estate owned (“OREO”) consisted of one undeveloped land property totaling $90,000. As a percentage of total assets, the amount of non-performing assets was 0.25% and 0.39% at June 30, 2013 and December 31, 2012, respectively.

Net Interest Income and Margin

During the three and six months ended June 30, 2013, net interest income was $3.9 million and $7.8 million, respectively, compared to $3.4 million and $6.7 million for the same periods last year. The average balances of our loan portfolio were $308.6 million and $290.8 million during the three and six months ended June 30, 2013, respectively, compared to $233.5 million and $231.5 million for the same periods last year. In addition, during the six months ended June 30, 2013, the Company recognized $294,000 of interest income in connection with the pay-off of non-accrual and previously charged off loans.

The Company’s net interest margin (net interest income divided by average interest earning assets) was 3.15% for the three months ended June 30, 2013, compared to 3.09% for the same period last year. This 6 basis point improvement in net interest margin is primarily due to an increase in the average balance of loans relative to total earning assets as compared to the same period last year. The increase in net interest margin during the three months ended June 30, 2013 was also positively impacted by a decline in the cost of our interest bearing liabilities as compared to the same periods last year, and negatively impacted by a general decline in loan yields. The decline in the cost of interest bearing deposits and borrowings is primarily attributable to a decrease in interest rates paid on these accounts. The average cost of interest bearing deposits and borrowings was 0.33% during the three months ended June 30, 2013 compared to 0.40% for the same period last year. The decline in loan yield was caused by a general downward trend in interest rates, as well as competitive loan pricing conditions in our market, which have continued to compress loan yields.

The Company’s net interest margin was 3.22% for the six months ended June 30, 2013, compared to 3.14% for the same period last year. This 8 basis point improvement in net interest margin is due to the interest income recognized as a part of the pay-offs discussed above. Excluding the impact of these pay-offs, our net interest margin would have declined, as compared to the same period last year. This decline is primarily due to a decrease in loan yield, partially offset by an increase in the average balance of loans relative to total earning assets as compared to the same period last year, and a decline in the cost of our interest bearing liabilities. The decline in loan yield was caused by a general downward trend in interest rates, as well as competitive loan pricing conditions in our market, which have continued to compress loan yields. The decline in the cost of interest bearing deposits and borrowings is primarily attributable to a decrease in interest rates paid on these accounts. The average cost of interest bearing deposits and borrowings was 0.33% during the six months ended June 30, 2013 compared to 0.40% during the same period last year.

Non-Interest Income

Non-interest income was $837,000 and $1.2 million for the three and six months ended June 30, 2013, compared to $489,000 and $836,000 for the same periods last year. The increase during the three and six months ended June 30, 2013, as compared to the same periods last year, is primarily related to a $535,000 gain in connection with the sale of $10.8 million of investment securities. With the exception of such gain, non-interest income primarily consists of loan arrangement fees earned in connection with our college loan funding program. During the first quarter of 2013, the Company terminated this program and does not anticipate any further loan arrangement fee earnings subsequent to the second quarter of 2013.

Non-Interest Expense

Non-interest expense was $3.5 million and $6.8 million for the three and six months ended June 30, 2013, compared to $3.1 million and $6.1 million for the same periods last year. The increase in non-interest expense during the three and six months ended June 30, 2013 as compared to the same periods last year is primarily due to the additional costs incurred related to expanding the Bank’s business development and related operational support teams.

Income Tax Provision

During the three and six months ended June 30, 2013, we recorded a tax benefit of approximately $3.2 million, compared to a tax expense of $19,000 and $35,000 for the same periods last year. The tax benefit recognized was related to the full reversal of the Company’s deferred tax valuation allowance that had been previously established during the year ended December 31, 2009. In making this determination, management analyzed, among other things, our recent history of earnings and cash flows, forecasts of future earnings, improvements in the credit quality of the Company’s loan portfolio, the nature and timing of future deductions and benefits represented by the deferred tax assets and our cumulative earnings for the 12 quarters preceding the reversal of this valuation allowance. At June 30, 2013, no further deferred tax valuation allowance remained.

Net Income

For the three and six months ended June 30, 2013, the Company recorded net income of $4.4 million, or $0.49 per diluted share, and $5.8 million, or $0.65 per diluted share, compared to $751,000, or $0.09 per diluted share, and $1.3 million, or $0.15 per diluted share, for the same periods last year.

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is a publicly owned company traded on the NASDAQ Capital Market under the symbol “FCTY.” The Company’s wholly-owned subsidiary, 1st Century Bank, N.A., is headquartered in the Century City area of Los Angeles, with a full service business bank in Century City, CA, and a relationship office in Santa Monica, CA. The Bank’s primary focus is serving the specific banking needs of entrepreneurs, professionals and small businesses with the personal service of a traditional community bank, while offering the technologies of a big money center bank. The Company maintains a website at www.1cbank.com. By including the foregoing website address link, the Company does not intend to and shall not be deemed to incorporate by reference any material contained therein.

Safe Harbor

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can find many (but not all) of these forward-looking statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this press release. These statements are based upon our management’s current expectations and speak only as of the date hereof. Forward-looking statements are subject to certain risks and uncertainties that could cause our actual results, performance or achievements to differ materially and adversely from those expressed, suggested or implied herein. Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends. These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, (2) political instability, (3) changes in the monetary policies of the U.S. Government, (4) a renewed decline in economic conditions, (5) continued deterioration in the value of California real estate, both residential and commercial, (6) an increase in the level of non-performing assets and charge-offs, (7) further increased competition among financial institutions, (8) the Company’s ability to continue to attract interest bearing deposits and quality loan customers, (9) further government regulation and the implementation and costs associated with the same, (10) internal and external fraud and cyber-security threats including the loss of bank or customer funds, loss of system functionality or the theft or loss of data, (11) management’s ability to successfully manage the Company’s operations, and (12) the other risks set forth in the Company’s reports filed with the U.S. Securities and Exchange Commission. The Company does not undertake, and specifically disclaims any obligation to revise or update any forward-looking statements for any reason.

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(Tables follow)

SUMMARY FINANCIAL INFORMATION

The following tables present relevant financial data from the Company’s recent performance (dollars in thousands, except per share data):

	June 30, 2013	December 31, 2012	June 30, 2012
Balance Sheet Results:	(unaudited)		(unaudited)
Total Assets	$489,331	$499,173	$454,399
Total Loans	$312,349	$266,671	$236,261
Allowance for Loan Losses ("ALL")	$6,620	$6,015	$4,866
Non-Performing Assets	$1,204	$1,944	$6,816
Investment Securities-AFS, at estimated fair value	$143,678	$181,225	$162,891
Deposits:
Non-Interest Bearing Demand Deposits	$192,028	$196,026	$150,441
Interest Bearing Demand Deposits	$16,933	$23,233	$22,334
Money Market Deposits and Savings	$148,874	$152,094	$161,395
Certificates of Deposit	$49,026	$45,328	$45,714
Total Deposits	$406,861	$416,681	$379,884
Total Stockholders' Equity	$53,341	$49,173	$46,648
Gross Loans to Deposits	76.76%	63.99%	62.19%
Ending Book Value per Share	$5.77	$5.38	$5.12

	Three Months Ended June 30,
Quarterly Operating Results (unaudited):	2013	2012
Net Interest Income	$3,868	$3,383
Provision for Loan Losses	$-	$-
Gain on Sale of AFS Investment Securities	$535	$-
Other Non-Interest Income	$302	$489
Non-Interest Expense	$3,520	$3,102
Income Tax (Benefit) Provision	$(3,216)	19
Net Income	$4,401	$751
Basic Earnings per Share	$0.51	$0.09
Diluted Earnings per Share	$0.49	$0.09
Quarterly Net Interest Margin*	3.15%	3.09%

Reconciliation of QTD Net Income to Pre-Tax, Pre-Provision Earnings:
Net Income	$4,401	$751
Provision for Loan Losses	-	-
Income Tax (Benefit) Provision	(3,216)	19
Pre-Tax, Pre-Provision Earnings	$1,185	$770

	Six Months Ended June 30,
YTD Operating Results (unaudited):	2013	2012
Net Interest Income	$7,752	$6,682
Provision for (Reduction of) Loan Losses	$(500)	$-
Gain on Sale of AFS Investment Securities	$535	$-
Other Non-Interest Income	$661	$836
Non-Interest Expense	$6,783	$6,140
Income Tax (Benefit) Provision	$(3,178)	35
Net Income	$5,843	$1,343
Basic Earnings per Share	$0.68	$0.16
Diluted Earnings per Share	$0.65	$0.15
YTD Net Interest Margin*	3.22%	3.14%

Reconciliation of YTD Net Income to Pre-Tax, Pre-Provision Earnings:
Net Income	$5,843	$1,343
Provision for (Reduction of) Loan Losses	(500)	-
Income Tax (Benefit) Provision	(3,178)	35
Pre-Tax, Pre-Provision Earnings	$2,165	$1,378

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*Percentages are reported on an annualized basis.